                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*


                         Cablevision Systems Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Cablevision NY Group Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 12686C-10-9
            --------------------------------------------------------
                                (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)
   / /       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Page 1
                                    of 9 Pages

                                     SCHEDULE 13G

CUSIP NO. 12686C-10-9                                         Page 2 of 9 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Global Markets Inc.
     f/k/a "Salomon Smith Barney Inc."
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              New York



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                  14,893,745*
                                                                             **
       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER             14,893,745*
                                                                             **
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    14,893,745*
                                                                             **



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    6.8%*
                                                                             **


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             BD


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.
** Includes shares for which the reporting person disclaims beneficial ownership. See Item 4(a).

                                     SCHEDULE 13G

CUSIP NO. 12686C-10-9                                         Page 3 of 9 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Financial Products Inc.
     f/k/a "Salomon Brothers Holding Company Inc"
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                  15,031,045*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER             15,031,045*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    15,031,045*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    6.8%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.
** Includes shares for which the reporting person disclaims beneficial ownership. See Item 4(a).

                                     SCHEDULE 13G

CUSIP NO. 12686C-10-9                                         Page 4 of 9 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Global Markets Holdings Inc.
     f/k/a "Salomon Smith Barney Holdings Inc."
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              New York


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                  25,114,593*
                                                                             **
       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER             25,114,593*
                                                                             **
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    25,114,593*
                                                                             **

-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   11.4%*
                                                                             **

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.
** Includes shares for which the reporting person disclaims beneficial ownership. See Item 4(a).

                                     SCHEDULE 13G

CUSIP NO. 12686C-10-9                                         Page 5 of 9 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                  25,431,773*
                                                                             **
                                                                            ***
       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER             25,431,773*
                                                                             **
                                                                            ***
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    25,431,773*
                                                                             **
                                                                            ***

-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   11.6%*
                                                                             **
                                                                            ***


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------
*  Assumes conversion/exercise of certain securities held.
** Includes shares held by the other reporting persons.
*** Includes shares for which the reporting person disclaims beneficial ownership. See Item 4(a).

Item 1(a).     Name of Issuer:

               Cablevision Systems Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1111 Stewart Avenue
               Bethpage, NY 11714

Item 2(a).     Name of Person Filing:

               Citigroup Global Markets Inc. ("CGM")
               Citigroup Financial Products Inc. ("CFP")
               Citigroup Global Markets Holdings Inc. ("CGM Holdings") Citigroup Inc. ("Citigroup")

Item 2(b).     Address or Principal Office or, if none, Residence:

               The address of the principal office of CGM, CFP and CGM Holdings is:

               388 Greenwich Street
               New York, NY 10013

               The address of the principal office of Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               CGM and CGM Holdings are New York corporations.

               CFP and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Class A Common Stock

Item 2(e).     Cusip Number:

               12686C-10-9

                                       Page 6
                                     of 9 Pages

Item 3. If this Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a(n):

             (a)  [X] Broker or dealer registered under section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [X] Parent holding company or control person in accordance with Section  240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of December 31, 2003)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of Class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote:

                  (ii)  shared power to vote or to direct the vote:

                  (iii) sole power to dispose or to direct the disposition of:

                  (iv)  shared power to dispose or to direct the disposition of:


         See Items 5-8 of cover pages


                                       Page 7
                                     of 9 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

          CFP is the sole stockholder of CGM. CGM Holdings is the sole stockholder of CFP. Citigroup is the sole stockholder of CGM Holdings.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                       Page 8
                                     of 9 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 30, 2004


                      CITIGROUP GLOBAL MARKETS INC.



                      By: /s/ Serena D. Moe
                         --------------------------------------------
                         Name:  Serena D. Moe
                         Title: Assistant Secretary


                      CITIGROUP FINANCIAL PRODUCTS INC.



                      By: /s/ Serena D. Moe
                         --------------------------------------------
                         Name:  Serena D. Moe
                         Title: Assistant Secretary


                      CITIGROUP GLOBAL MARKETS HOLDINGS INC.



                      By: /s/ Serena D. Moe
                         --------------------------------------------
                         Name:  Serena D. Moe
                         Title: Assistant Secretary



                      CITIGROUP INC.



                      By: /s/ Serena D. Moe
                         --------------------------------------------
                         Name:  Serena D. Moe
                         Title: Assistant Secretary


                                 Page 9
                               of 9 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement between CGM, CFP, CGM Holdings and Citigroup as to joint filing of Schedule 13G